[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
Service Office:  One Granite Place, P.O. Box 515, Concord, New Hampshire
                 03302-0515

                   GUARANTEED INSURABILITY OPTION RIDER (GIO)

                   AN OPTION TO PURCHASE ADDITIONAL INSURANCE


The Rider is a part of the policy to which it is attached and it takes effect on the Policy Date of the policy. In the Rider, "We", "Us" and "Our" means Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insured" means the person named on Page 3 of the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of any application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - At the option of the Insured, We will permit the purchase of an increase in the Specified Amount of the policy. For the purposes of this Rider Benefit definition, "Specified Amount" will not include the Specified Amount for any Supplemental Coverage Rider which may be attached to the policy. This purchase must be made during an Option Period. Evidence of insurability is not required. Each increase purchased must be for an amount equal to or less than the applicable Schedule Amount shown below:

                                 SCHEDULE AMOUNT

AGE AT ISSUE                FIRST OPTION                    SUBSEQUENT
OF THE POLICY               DATE                            OPTION DATES
    0-35               Twice the Amount of             The Amount of Guaranteed
                       Guaranteed Insurability         Insurability Benefit*
                       Benefit*

    36-40              The Amount of Guaranteed         NONE
                       Insurability Benefit*

*As shown on Page 3 of the policy.

CONDITIONS - The Rider is subject to the following conditions:

(1) We must receive Your written application to exercise the option at Our Service Office during the Option Period.

(2) If the option is exercised during a Regular Option Period, then the effective date of the increase will be the Regular Option Date.

     If the option is exercised during a Substitute Option Period, then the effective date of the increase will be the Monthly Anniversary Day coincident with or next following the date We receive Your written request.

(3) The GIO minimum increase amount is $10,000. The GIO maximum increase amount is the lesser of the policy's Specified Amount at the time of issue or $50,000.

(4) The cost of the increase will be based on the same premium class as at the time of issue.

(5) The cost of the increase shall be that in effect by Us on the effective date of the increase. Such cost shall be based on the then attained age nearest birthday of the Insured.

(6) The total number of options that may be exercised cannot be greater than the number of Regular Option Dates available.

(7) If the policy to which the Rider is attached does contain a benefit to waive monthly deductions in the event of total and permanent disability, then increases to the Specified Amount may include such a waiver benefit. Satisfactory evidence of insurability will be required to include this waiver benefit for the increase.

(8) The right to purchase an increase during an Option Date shall expire at the end of such Option Period. This right cannot be carried forward to be exercised on any future date. However, such expiry dates shall not affect the right to purchase an increase during a subsequent Option Period, if any.

THIS SPECIMEN POLICY REPRESENTS THE GENERIC LANGUAGE OF THE POLICY CONTRACT, INCLUDING RIDERS. POLICY LANGUAGE, FEATURES, AND AVAILABILITY MAY VARY BY STATE. PLEASE BE SURE TO CHECK PRODUCT AND RIDER AVAILABILITY IN THE STATE YOU ARE SOLICITING. AGENTS SHOULD REFER TO THE PRODUCTS SECTION ON JPF NET.

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OPTION PERIODS

REGULAR OPTION PERIOD - A Regular Option Period shall be the 60 day period which ends on a Regular Option Date.

SUBSTITUTE OPTION PERIOD - A substitute Option Period shall be the 90 day period immediately following a Substitute Option Date. If an increase is purchased during a Substitute Option Period, then the next Regular Option Date will be canceled.

OPTION DATES

REGULAR OPTION DATES - Regular Option Dates shall be the policy anniversaries nearest the Attained Ages as shown below:

                   AGE AT ISSUE               REGULAR OPTION DATES
                  OF THE POLICY               (ATTAINED AGES)
                         0-23                 24, 28, 32, 36, 40
                        24 27                 28, 32, 36, 40
                        28-31                 32, 36, 40
                        32-35                 36, 40
                           36                 40
                           37                 41
                           38                 42
                           39                 43
                           40                 44

SUBSTITUTE OPTION DATES - The Substitute Option Dates will be those dates of:

(1)  The Insured's marriage; and
(2)  The birth or legal adoption of the children of the Insured.

Substitute Option Dates must occur before the last Regular Option Date.

MONTHLY DEDUCTION - The monthly deduction for the Rider will be (a) multiplied by (b), divided by $1,000, where:

(a) is the GIO Cost per $1,000 of GIO Rider Amount as shown on Page 3, divided by 12; and

(b)  is the GIO Rider Amount as shown on Page 3.

TERMINATION - The Rider will cease as soon as one of the following occurs:

(1)  The policy is surrendered or otherwise terminated;

(2) The monthly deduction for the Rider remains unpaid at the end of the Grace Period as specified in the policy;

(3)  The last Regular Option Date shown in the table has passed;

(4)  We receive Your written request to terminate the Rider.


/s/ David Stonecipher                                   /s/ Robert A. Reed
Chief Executive Officer                                 Secretary

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